EXHIBIT 23.3



                  INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in the Registration Statement on Form S-4 of Sovereign Bancorp, Inc. and in the related prospectus of our report dated January 31, 1997, except as to Note 2, which is as of February 5, 1997, relating to the consolidated statement of condition of Bankers Corp. and subsidiary as of December 31, 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the two-year period ended
December 31, 1996, which report appears in the 1997 annual report on Form 10-K of Sovereign Bancorp, Inc. and the reference to our Firm under the heading "Experts" in the prospectus.

                              /s/ KPMG Peat Marwick LLP

Short Hills, New Jersey
May 1, 1998